EXHIBIT 5

                               HART & TRINEN, LLP
                                ATTORNEYS AT LAW
                             1624 Washington Street
                                Denver, CO 80203
William T. Hart, P.C.              ________           Email:  harttrinen@aol.com
Donald T. Trinen                                      Facsimile:  (303) 839-5414
                                 (303) 839-0061
------------
Will Hart
                                  March 3, 2010

ActiVein, Inc.
1 Leshem Street
Kiryat Gat
82000 Israel


      This letter will constitute an opinion upon the legality of the sale by ActiVein, Inc., a Delaware corporation (the "Company"), of up to 5,000,000 shares of its common stock and the sale by certain shareholders of the Company of up to 275,000 shares of the Company's common stock, all as referred to in the Registration Statement on Form S-1 filed by the Company with the Securities and Exchange Commission.

      We have examined the Articles of Incorporation, the Bylaws, and the minutes of the Board of Directors of the Company, the applicable laws of the State of Delaware and a copy of the Registration Statement. In our opinion:

       (i) the Company is authorized to sell the 5,000,000 shares mentioned above and such shares, when issued, will represent validity authorized, legally issued, fully paid and non-assessable shares of the Company's common stock; and

       (ii) the shares to be sold by the Selling Shareholders have been validly authorized and legally issued and represent fully paid and non-assessable shares of the Company's common stock.


                                           Very truly yours,

                                           HART & TRINEN

                                           /s/ William T. Hart

                                           William T. Hart